Exhibit 99.1


  Cognex Corporation Announces That Death of Audit Committee Member
          Leads to Receipt of Deficiency Letter from Nasdaq


    NATICK, Mass.--(BUSINESS WIRE)--Jan. 16, 2007--Cognex Corporation (NASDAQ: CGNX) previously announced on January 4, 2007 that William A. Krivsky, a member of Cognex's board of directors and a member of its audit committee, died on December 23, 2006. As a result of Mr. Krivsky's death, Cognex's audit committee currently consists of only two members, Mr. Jerald G. Fishman and Mr. Reuben Wasserman. Nasdaq's Marketplace Rule 4350(d)(2)(A) requires each listed issuer to have an audit committee that consists of at least three independent members, and, as a result, Nasdaq Listing Qualifications Department sent a Staff Deficiency Letter to Cognex informing it that Cognex was no longer in compliance with Nasdaq's audit committee requirement. Under Marketplace Rule 4350, Cognex was given until June 21, 2007 to add a third independent member to its audit committee at which time it will regain compliance. Cognex initiated a search to fill that position soon after Mr. Krivsky's death, and expects to make an appointment on or prior to the deadline date.

    About Cognex Corporation

    Cognex Corporation designs, develops, manufactures, and markets machine vision sensors and systems, or devices that can "see." Cognex vision sensors are used in factories around the world to automate the manufacture of a wide range of items and to assure their quality. Cognex is the world's leader in the machine vision industry, having shipped more than 350,000 machine vision systems, representing over $2 billion in cumulative revenue, since the company's founding in 1981. In addition to its corporate headquarters in Natick, Massachusetts, Cognex also has regional offices and distributors located throughout North America, Japan, Europe, Asia, and Latin America. Visit Cognex on-line at http://www.cognex.com/.

    Forward-Looking Statement

    Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. You can identify these forward-looking statements by use of the words "expects," "anticipates," "estimates," "believes," "projects," "intends," "plans," "will," "may," "shall" and similar words. These forward-looking statements, which include statements regarding business trends, revenue growth and the company's financial outlook, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) global economic conditions that impact the capital spending trends of manufacturers in a variety of industries, including, but not limited to the semiconductor, electronics, automotive and steel industries; (2) the cyclicality of the semiconductor and electronics industries; (3) the reliance upon certain sole-source suppliers to manufacture and deliver critical components for the company's products; (4) the inability to design and manufacture high-quality products; (5) the technological obsolescence of current products and the inability to develop new products; (6) the inability to protect the company's proprietary technology and intellectual property; (7) the challenges in integrating acquisitions and achieving anticipated benefits; and (8) the other risks detailed in the company's reports filed with the SEC, including the company's Form 10-K for the fiscal year ended December 31, 2005. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. The company disclaims any obligation to update forward-looking statements after the date of such statements.

    CONTACT: Cognex Corporation
             Susan Conway, 508-650-3353
             Director of Investor Relations
             susan.conway@cognex.com